Exhibit 99.6

Unaudited Condensed Consolidated Financial Statements of Penwest Pharmaceuticals, Co.

Contents

Condensed Consolidated Financial Statements (Unaudited)

Condensed Consolidated Balance Sheets as of June 30, 2010 and December 31, 2010

Condensed Consolidated Statements of Operations for the six months ended June 30, 2010 and 2009

Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2010 and 2009

Notes to Condensed Consolidated Financial Statements

PENWEST PHARMACEUTICALS CO.

CONDENSED BALANCE SHEETS

	June 30, 2010	December 31, 2009
	(In thousands, except share amounts)

ASSETS

Current assets:
Cash and cash equivalents	$13,098	$11,246
Marketable securities	1,309	240
Trade accounts receivable	13,204	6,226
Inventories, net	604	263
Prepaid expenses and other current assets	980	1,289

Total current assets	29,195	19,264
Fixed assets, net	1,233	1,576
Patents, net	876	996
Deferred charges	1,591	1,740
Deferred income taxes	310	—
Other assets, net	2,155	2,320

Total assets	$35,360	$25,896

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$587	$750
Accrued expenses	1,269	2,178
Accrued development costs	283	275
Income taxes payable	110	—
Loan payable	1,371	4,112
Deferred compensation — current portion	291	294

Total current liabilities	3,911	7,609
Deferred revenue	865	889
Deferred compensation	2,238	2,376

Total liabilities	7,014	10,874
Commitments and contingencies (see Note 15)
Shareholders’ equity:
Preferred stock, par value $.001, authorized 1,000,000 shares, none outstanding	—	—
Common stock, par value $.001, authorized 60,000,000 shares, issued and outstanding 31,931,076 shares at June 30, 2010 and 31,778,416 shares at December 31, 2009	32	32
Additional paid-in capital	251,065	249,982
Accumulated deficit	(222,888)	(235,127)
Accumulated other comprehensive income	137	135

Total shareholders’ equity	28,346	15,022

Total liabilities and shareholders’ equity	$35,360	$25,896

See accompanying notes to condensed financial statements

PENWEST PHARMACEUTICALS CO.

CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited) (In thousands, except per share data)		(Unaudited) (In thousands, except per share data)

Revenues:
Royalties	$12,717	$4,851	$20,370	$9,573
Product sales	90	158	292	338
Collaborative licensing and development revenue	832	250	1,735	618

Total revenues	13,639	5,259	22,397	10,529

Operating expenses:
Cost of revenues	833	468	1,749	1,122
Selling, general and administrative	2,453	3,283	4,099	5,604
Research and product development	1,903	3,425	4,111	6,431

Total operating expenses	5,189	7,176	9,959	13,157

Income (loss) from operations	8,450	(1,917)	12,438	(2,628)

Investment income	2	4	3	11
Interest expense	(83)	(225)	(202)	(483)

Income (loss) before income tax expense	8,369	(2,138)	12,239	(3,100)

Income tax expense	—	—	—	—

Net income (loss)	$8,369	$(2,138)	$12,239	$(3,100)

Net income (loss) per common share:
Basic	$0.26	$(0.07)	$0.38	$(0.10)

Diluted	$0.26	$(0.07)	$0.38	$(0.10)

Weighted average shares of common stock outstanding:
Basic	31,866	31,644	31,837	31,635

Diluted	32,064	31,644	31,997	31,635

See accompanying notes to condensed financial statements

PENWEST PHARMACEUTICALS CO.

CONDENSED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2010	2009
	(Unaudited) (In thousands)
Operating activities:
Net income (loss)	$12,239	$(3,100)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities	(6,706)	1,607

Net cash provided by (used in) operating activities	5,533	(1,493)

Investing activities:
Acquisitions of fixed assets	—	(16)
Patent costs	—	(34)
Proceeds from sale of fixed assets	—	6
Reimbursements of patent costs by collaborator	—	229
Purchases of marketable securities	(1,558)	(499)
Proceeds from maturities of marketable securities	490	—

Net cash used in investing activities	(1,068)	(314)

Financing activities:
Repayment of debt	(2,742)	(2,741)
Issuance of common stock	129	30

Net cash used in financing activities	(2,613)	(2,711)

Net increase (decrease) in cash and cash equivalents	1,852	(4,518)
Cash and cash equivalents at beginning of period	11,246	16,692

Cash and cash equivalents at end of period	$13,098	$12,174

See accompanying notes to condensed financial statements

PENWEST PHARMACEUTICALS CO.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

1. Business

Penwest Pharmaceuticals Co. (“Penwest” or the “Company”) is a drug delivery company focused on applying its drug delivery technologies and drug formulation expertise to the formulation of product candidates under licensing collaborations (“drug delivery technology collaborations”). Penwest’s drug delivery technology is included in Opana ® ER, a product for the treatment of moderate to severe chronic pain marketed by Endo Pharmaceuticals Inc., (“Endo”). The Company is also developing A0001, or a -tocopherolquinone, for the treatment of Friedreich’s Ataxia and MELAS syndrome.

Opana® ER is an extended release formulation of oxymorphone hydrochloride that the Company developed with Endo using the Company’s proprietary extended release TIMERx ® drug delivery technology. Opana ER was approved by the United States Food and Drug Administration (“FDA”) in June 2006 for twice-a-day dosing in patients with moderate to severe pain requiring continuous, around-the-clock opioid therapy for an extended period of time, and is being marketed by Endo in the United States. In the six month period ended June 30, 2010, the Company recognized $19.5 million in royalties from Endo related to sales of Opana ER. In June 2009, Endo signed an agreement with Valeant Pharmaceuticals International (“Valeant”) to develop and commercialize Opana ER in Canada, Australia and New Zealand. Opana ER is not currently approved for sale in any country other than the United States.

The Company is conducting two Phase IIa clinical trials of A0001. The Company is conducting one trial in patients with Friedreich’s Ataxia (“FA”), a rare degenerative neuro-muscular disorder, and the second trial in patients with the A3243G mitochondrial DNA point mutation that is commonly associated with MELAS syndrome, a rare progressive neurodegenerative disorder. The goal of these trials is to determine if A0001 has a discernible impact in the treatment of patients with these disorders using various biochemical, functional and clinical measures. The Company expects data from both of these trials by the end of 2010. In September 2009, the Company exercised its option under its agreement with Edison Pharmaceuticals, Inc. (“Edison”) to acquire the right to a second drug candidate for the treatment of mitochondrial diseases from Edison. The Company has determined not to conduct any additional development work on this compound until after it reviews the results of the Phase IIa studies of A0001. The Company is currently seeking to license A0001 to a third party to complete further development and assume responsibility for the commercialization, manufacturing and marketing of this compound.

The Company is a party to a number of collaborations involving the use of its extended release drug delivery technologies as well as its formulation development expertise. Under these collaborations, the Company is responsible for completing the formulation work on a product specified by the collaborator using the Company’s proprietary extended release technology. If the Company successfully formulates the compound, it will transfer the formulation to its collaborator, who will then be responsible for the completion of the clinical development, manufacturing, and ultimately, the commercialization of the product. The Company has drug delivery technology collaborations with Otsuka Pharmaceuticals Co. (“Otsuka”) and with Alvogen Inc. (“Alvogen”).

2. Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation for the interim periods presented have been included. All such adjustments are of a normal recurring nature except for: a non-cash charge recorded in the three month period ended June 30, 2010 in the amount of $467,000 for the accelerated vesting of certain outstanding stock option and restricted stock awards (see Note 8); and costs incurred by the Company approximating $821,000 and $846,000 for the three and six month periods ended June 30, 2010, respectively, in connection with the Company’s proxy contest associated with its 2010 annual meeting of shareholders; a charge recorded in the six month period ended June 30, 2009 in the amount of $550,000 for severance costs associated with staff reductions implemented in January 2009; a non-cash credit recorded in the six month period ended June 30, 2009 in the amount of $885,000 associated with the forfeiture of stock options held by these former employees (see Note 10); and costs incurred by the Company approximating $1.1 and $1.3 million for the three and six month periods ended June 30, 2009, respectively, in connection with the Company’s proxy contest associated with the Company’s 2009 annual meeting of shareholders and the related litigation. Operating results for the three and six month periods ended June 30, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010. For further information, refer to the financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

The balance sheet at December 31, 2009 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

During the three and six month periods ended June 30, 2010, there were no significant changes in the Company’s significant accounting policies as disclosed in our Annual Report on Form 10-K for the year ended December 31, 2009.

The Company evaluates subsequent events occurring between the most recent balance sheet date and the date that the financial statements are available to be issued, in order to determine whether the subsequent events are to be recorded in and/or disclosed in the Company’s financial statements and footnotes. The financial statements are considered to be available to be issued at the time that they are filed with the SEC.

3. Recent Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2009-13, “Multiple-Deliverable Revenue Arrangements” (“ASU 2009-13”). ASU 2009-13, amends existing revenue recognition accounting pronouncements that are currently within the scope of Accounting Standards Codification (“ASC”) Subtopic 605-25. This authoritative guidance provides principles for allocation of consideration among its multiple-elements, allowing more flexibility in identifying and accounting for separate deliverables under an arrangement. ASU 2009-13 introduces an estimated selling price method for valuing the elements of a bundled arrangement if vendor-specific objective evidence or third-party evidence of selling price is not available, and significantly expands related disclosure requirements. This guidance is effective on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Alternatively, adoption may be on a retrospective basis, and early application is permitted. The Company is currently evaluating the impact that the adoption of this guidance will have on its results of operations, financial position or cash flows.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820)” (“ASU 2010-06”). This authoritative guidance provides amendments to Subtopic 820-10 and related guidance within U.S. GAAP to require disclosure of the transfers in and out of Levels 1 and 2, and a schedule for Level 3 that separately identifies purchases, sales, issuances and settlements. It also amends disclosure requirements to increase the required level of disaggregate information regarding classes of assets and liabilities that make up each level, and more detail regarding valuation techniques and inputs. This guidance is effective for fiscal years beginning on or after December 15, 2009, except for the disclosure regarding Level 3 activity, which is effective for fiscal years beginning after December 15, 2010. The Company’s adoption of ASU 2010-06 as of January 1, 2010 did not have a material effect on its results of operations, financial position or cash flows.

In April 2010, the FASB issued Accounting Standards Update No. 2010-17, “Milestone Method of Revenue Recognition (Topic 605)” (“ASU 2010-17”). This update provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. Authoritative guidance on the use of the milestone method did not previously exist. This guidance is effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Alternatively, retrospective adoption is permitted for all prior periods. The Company is currently evaluating the impact that the adoption of this guidance will have on its results of operations, financial position or cash flows.

Other pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or not significant to the financial statements of the Company.

4. Per Share Data

Income (Loss) Per Share

This table shows the computation of basic and diluted income (loss) per share (in thousands, except per share data):

	Three Months Ended June 30		Six Months Ended June 30,
	2010	2009	2010	2009
Numerator:
Net income (loss)	$8,369	$(2,138)	$12,239	$(3,100)

Denominator:
Denominator for basic income (loss) per common share - weighted average shares	31,866	31,644	31,837	31,635
Dilutive effect of employee stock options	198	—	160	—

Denominator for diluted income (loss) per common share - weighted average shares	32,064	31,644	31,997	31,635

Income (loss) per common share-basic	$0.26	$(0.07)	$0.38	$(0.10)

Income (loss) per common share-diluted	$0.26	$(0.07)	$0.38	$(0.10)

The following are the potential shares of common stock, which were excluded from the calculation of weighted-average shares outstanding because their effect was determined to be anti-dilutive. For the three and six month periods ended June 30, 2010, all of the exercise prices of the outstanding stock options and the exercise price of the outstanding warrants included in the table below were each greater than the average market price per share for such period. For the three and six month periods ended June 30, 2009, the Company incurred a net loss and thus anti-dilutive.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(In thousands of shares)
Stock options outstanding	1,500	2,727	1,548	2,625
Restricted stock outstanding (unvested)	—	90	—	92
Warrants to purchase common stock	4,070	4,070	4,070	4,070

	5,570	6,887	5,618	6,787

5. Fair Value Measurement

Financial assets and financial liabilities are required to be measured and reported on a fair value basis using the following three categories for classification and disclosure purposes:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs that are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company also considers counterparty credit risk in its assessment of fair value.

Financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2010 are classified in the table below in one of the three categories described above:

	Level 1	Level 2	Level 3	Total
	(In thousands)
Cash and cash equivalents	$13,098	$—	$—	$13,098
Marketable securities	—	1,309	—	1,309
Money market account	77	—	—	77

Total	$13,175	$1,309	$—	$14,484

Marketable securities consist of debt securities issued by a U.S. government sponsored enterprise and corporate commercial paper. Each security is valued by the Company, after considering a third party pricing service that reviews various market makers. The original maturity of the securities are greater than three months but do not exceed one year.

There were no transfers of financial assets or liabilities as described in the table above between Level 1 and Level 2 during the six month period ended June 30, 2010.

Financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 are classified in the table below in one of the three categories described above:

	Level 1	Level 2	Level 3	Total
	(In thousands)
Cash and cash equivalents	$11,246	$—	$—	$11,246
Marketable securities	—	240	—	240
Money market account	296	—	—	296

Total	$11,542	$240	$—	$11,782

Marketable securities consist of a certificate of deposit issued by a banking institution. The original maturity was greater than three months but did not exceed one year. The certificate of deposit matured in January 2010. At December 31, 2009, the Company did not have any certificates of deposit in amounts which were in excess of the FDIC insurance limit.

6. Other Assets

Other assets, net are comprised of the following:

	June 30, 2010	December 31, 2009
	(Unaudited) (In thousands)

Assets held in a trust for the Company’s Supplemental Executive Retirement Plan and Deferred Compensation Plan (see Note 12):
Cash surrender value of life insurance policies	$2,078	$2,024
Money market account	77	296

	2,155	2,320
Loan receivable from collaborator (see Note 14)	1,000	1,000

	3,155	3,320
Allowance for loan receivable from collaborator	(1,000)	(1,000)

Other assets, net	$2,155	$2,320

The cash surrender value of life insurance policies held in the trust for the Company’s Supplemental Executive Retirement Plan are recorded at contract value as determined by the issuer of the policies, which approximates fair value. Contract value is the relevant measurement attribute because contract value is the amount the Company would receive if it were to initiate permitted transactions under the terms of the policies. The money market account held in the trust is measured and reported at fair value and classified as Level 1 as reflected in Note 5.

Credit Facility

On March 13, 2007, the Company entered into a $24.0 million senior secured credit facility (the “Credit Facility”) with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., which was acquired by GE Capital in February 2008 and is now known as GE Business Financial Services Inc. The Credit Facility consists of: (i) a $12.0 million term loan advanced upon the closing of the Credit Facility and (ii) a $12.0 million term loan that the Company had the right to access until September 15, 2008, subject to conditions specified in the credit agreement. The Company did not access the second $12.0 million term loan prior to September 15, 2008, at which time it expired in accordance with the terms of the agreement.

In connection with the Credit Facility, the Company granted the lender a perfected first priority security interest in all existing and after-acquired assets of the Company, excluding: (i) its intellectual property, which is subject to a negative pledge to GE Business Financial Securities Inc.; (ii) royalty payments from Mylan on its sales of Pfizer Inc.’s (“Pfizer”) generic version of Procardia XL 30 mg, if the Company pledges such royalty payments to another lender; (iii) up to $3.0 million of equipment which the Company may, at its election, pledge to another lender in connection with an equipment financing facility separate from the Credit Facility; and (iv) the assets of the Company’s trust described in Note 12. In addition, the Company is precluded from paying cash dividends to its shareholders during the term of the Credit Facility. The outstanding term loan has a term of 42 months from the date of advance of March 13, 2007. Interest-only payments were due for the first nine months; interest plus monthly principal payments equal to 1.67% of the loan amount were due for the period from the end of the interest-only period through December 2008; and interest plus straight-line amortization payments with respect to the remaining principal balance are due for the remainder of the term, through the loan’s maturity date in September 2010.

The interest rate of the outstanding term loan is fixed at 10.32%. At the time of the final payment of the loan under the Credit Facility, the Company will pay an exit fee of $360,000, representing 3.0% of the original principal loan amount. Should any prepayment occur, the Company would be required to pay a prepayment penalty of 1.0% of any prepaid amount.

As of June 30, 2010, the outstanding principal of the term loan was $1,371,000.

The Company accrued for the $360,000 exit fee upon the closing of the Credit Facility. This fee, as well as other debt issuance costs incurred by the Company in securing the Credit Facility, were deferred and are included in prepaid expenses and other current assets in the Company’s balance sheet as of June 30, 2010 and December 31, 2009. These costs are being amortized over the term of the loan with such amortization included in interest expense in the Company’s statements of operations.

8. Shareholders’ Equity

Shelf Registration Statement

On September 26, 2008, the Company filed a registration statement on Form S-3 with the SEC, which became effective on October 30, 2008. This shelf registration statement covers the issuance and sale by the Company of any combination of common stock, preferred stock, debt securities and warrants having an aggregate purchase price of up to $75 million. As of August 6, 2010, no securities have been issued under the registration statement.

Private Placement

On March 11, 2008, the Company sold units representing an aggregate of 8,140,600 shares of its Common Stock, together with warrants to purchase an aggregate of 4,070,301 shares of its Common Stock, in a private placement, for a total purchase price of approximately $25.1 million. The Company received net proceeds of approximately $23.1 million from this private placement, after deducting the placement agent’s fees and other expenses.

The warrants are exercisable on or prior to March 11, 2013 at an exercise price of $3.62 per share. The warrants may also be exercised under certain circumstances pursuant to cashless exercise provisions. As of August 6, 2010, no warrants have been exercised.

Pursuant to the securities purchase agreement entered into in connection with the private placement, the Company filed a registration statement with the SEC on April 10, 2008, registering for resale the shares sold in the private placement and the private placement shares issuable under the warrants. The registration statement was declared effective by the SEC on April 28, 2008. The Company has agreed to use its reasonable best efforts to maintain the registration statement’s effectiveness until the earlier of (i) the twelve month anniversary of the last date on which warrant shares are issued upon exercise of warrants and (ii) the date all of the shares and warrant shares have been resold by the original purchasers.

Share-Based Compensation

The election of three new Class I directors at the Company’s 2010 annual meeting of shareholders resulted in a change in control of the Company’s board of directors as defined under the terms of certain outstanding stock option and restricted stock awards granted to employees and directors of the Company. As a result, on June 30, 2010, the date the election results of the annual meeting were certified, unvested stock options to purchase approximately 538,000 shares of the Company’s common stock and 25,000 shares of unvested restricted stock were automatically accelerated and vested in full. These accelerations resulted in a charge of $467,000 in the second quarter of 2010, of which $226,000 is included in selling, general and administrative expense and $241,000 is included in research and product development expense.

The Company recognized share-based compensation in its statements of operations as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited) (In thousands)
Selling, general and administrative	$365	$266	$513	$(302)
Research and product development	342	151	442	315

Total	$707	$417	$955	$13

The increase in total share-based compensation expense for the three month period ended June 30, 2010, compared with the three month period ended June 30, 2009 is attributable to the accelerated vesting of stock options and restricted stock recorded in the second quarter of 2010, as discussed above.

The increase in total share-based compensation expense for the six month period ended June 30, 2010, compared with the six month period ended June 30, 2009, reflects credits recorded in the 2009 six month period totaling approximately $885,000, which were associated with the forfeiture of employee stock options in such period due to the staff reductions implemented by the Company in the first quarter of 2009 (see Note 10). The increase is also attributable to the accelerated vesting of stock options and restricted stock recorded in the second quarter of 2010, as discussed above. Partially offsetting these increases in expense in the second quarter of 2010, compared with the second quarter of 2009, was a reduction in expense due to the forfeiture of stock options that resulted from the staff reductions implemented by the Company in the fourth quarter of 2009 (see Note 10).

Rights Agreement

On March 11, 2009, the Company adopted a rights plan pursuant to which it issued a dividend of one preferred share purchase right for each share of common stock held by Company shareholders of record on March 23, 2009. Each right entitled Company shareholders to purchase one one-thousandth of a share of the Company’s Series A Junior Participating Preferred Stock at a price of $12.50, subject to adjustment under certain circumstances. The rights expired July 1, 2010.

9. Cost of Revenues

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited) (In thousands)

Cost of royalties	$104	$95	$198	$207
Cost of product sales	142	143	329	325
Cost of collaborative licensing and development revenue	587	230	1,222	590

Total cost of revenues	$833	$468	$1,749	$1,122

Cost of royalties consists of the amortization of deferred royalty termination costs and the amortization of certain patent costs associated with the Company’s TIMERx technology. Cost of product sales consists of the costs related to sales of formulated TIMERx material to the Company’s collaborators. Cost of collaborative licensing and development revenues consists of the Company’s expenses under its research and development collaboration agreements involving the development of product candidates using the Company’s TIMERx technology, and includes internal costs and outside contract services.

10. Restructuring Charges

In the three month period ended March 31, 2009, the Company reduced the number of its employees from 60 to 49, as part of its efforts to aggressively manage its overhead cost structure. The terms of the severance agreements with the terminated employees included severance pay and continuation of certain benefits, including medical insurance, over the respective severance periods. In connection with these staff reductions, the Company recorded a severance charge in its statement of operations for the three month period ended March 31, 2009 of $550,000, of which $117,000 was unpaid as of June 30, 2009, but was paid over the remainder of 2009. Of such severance charge, $464,000 and $86,000 were recorded as selling, general and administrative expense, and research and product development expense, respectively. In addition, as a result of these terminations, in the first quarter of 2009, the Company recorded a non-cash credit of $885,000 associated with the forfeiture of stock options held by these former employees. Of such amount, $844,000 and $41,000 were recorded as credits to selling, general and administrative expense, and research and product development expense, respectively.

In the fourth quarter of 2009, the Company reduced the number of its employees from 48 to 39, and consolidated its Danbury, Connecticut headquarters into its Patterson, New York facility. In connection with the terminations, the Company entered into severance arrangements with the terminated employees, which included severance pay and continuation of certain benefits, including medical insurance, over the respective severance periods. In connection with these severance arrangements and corporate office relocation, the Company recorded a restructuring charge in its statement of operations for the fourth quarter of 2009 of $326,000, all of which was paid as of June 30, 2010. Of such charge, $260,000 and $66,000 was recorded as selling, general and administrative expense, and research and product development expense, respectively. In addition, as a result of these terminations, in the fourth quarter of

2009, the Company recorded a non-cash credit of $105,000 associated with the forfeiture of stock options held by these former employees. Of such amount, $68,000 and $37,000 were recorded as credits to selling, general and administrative expense and research and product development expense, respectively, in the fourth quarter of 2009.

11. Income Taxes

The Company maintains a full valuation allowance against substantially all of its deferred tax assets where realization of those assets remains uncertain. Accordingly, the Company has not reported any tax benefit relating to its remaining net operating loss (“NOL”) carryforwards and income tax credit carryforwards that may be utilized in future periods with the exception of the alternative minimum tax credit of $310,000 recognized in the six months ended June 30, 2010. The Company will continue to reassess the need for a valuation allowance on a quarterly basis. The Company assesses certain factors in determining the period in which it may reverse the valuation allowance, including: (i) a demonstration of sustained profitability; and (ii) the support of internal financial forecasts demonstrating the utilization of the NOLs prior to their expiration. If the Company determines that it is more likely than not that the deferred tax assets are realizable and that the reversal of the valuation reserves is appropriate, a significant one-time benefit would be recognized against its income tax provision in the period that this determination is made.

The Company’s effective tax rates for the three and six month periods ended June 30, 2010 and 2009 were zero. The effective tax rates differ from the federal statutory rate of 35% for 2010 and 34% for 2009 primarily due to valuation allowances recorded to offset deferred tax assets relating to the Company’s net operating loss carryforwards.

12. Supplemental Executive Retirement Plan and Deferred Compensation Plan

The Company has a Supplemental Executive Retirement Plan (the “SERP”), a nonqualified plan, which covers the former Chairman and Chief Executive Officer of Penwest, Tod R. Hamachek. Under the SERP, the Company is obligated to pay Mr. Hamachek approximately $12,600 per month over the lives of Mr. Hamachek and his spouse. The actuarially determined liability for the SERP was approximately $2,046,000 and $2,066,000 as of June 30, 2010 and December 31, 2009, respectively, including the current portion of approximately $147,000 at June 30, 2010, and is included in deferred compensation in the Company’s condensed balance sheets. The Company has not funded this liability and no assets are held by the SERP. The Company uses a measurement date of December 31 for its SERP. The following disclosures summarize information relating to the SERP:

Components of net periodic benefit cost:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited) (In thousands)
Interest cost	$28	$30	$56	$60
Amortization of prior service cost	—	(1)	1	(1)

Net periodic benefit cost	$28	$29	$57	$59

In addition, the Company has a Deferred Compensation Plan (the “DCP”), a nonqualified plan which covers Mr. Hamachek. Under the DCP, the Company recognized interest expense of $10,000 and $13,000 for the three month periods ended June 30, 2010 and 2009, respectively and $21,000 and $28,000 for the six month period ended June 30, 2010 and 2009, respectively. The liability for the DCP was approximately $483,000 and $604,000 as of June 30, 2010 and December 31, 2009, respectively, including the current portion of approximately $144,000 at June 30, 2010, and is included in deferred compensation on the Company’s condensed balance sheets. The Company has not funded this liability and no assets are held by the DCP. In connection with the resignation and retirement of Mr. Hamachek, under the DCP, effective in May 2005, the Company commenced the payment of benefits to Mr. Hamachek, which are to be paid in ten annual installments, each approximating $140,000; however, these installments are recalculated annually based on market interest rates, as provided for under the DCP.

The Company has two whole-life insurance policies held in a rabbi trust (the “Trust”), the cash surrender value or death benefits of which are held in trust for the SERP and DCP liabilities. Mr. Hamachek’s SERP and DCP benefit payments are being made directly from the assets in the Trust. The cash surrender value of these life insurance policies totaled $2,078,000 as of June 30, 2010 and $2,024,000 as of December 31, 2009. Trust assets, including $77,000 and $296,000 held in a money market account at June 30, 2010 and December 31, 2009, respectively, are included in other assets in the Company’s condensed balance sheets.

13. Comprehensive Income (Loss)

Accumulated other comprehensive income consists of the following:

	June 30, 2010	December 31, 2009
	(Unaudited) (In thousands)
Adjustment for funded status of post retirement plan	$136	$135
Unrealized gain on marketable securities	1	—

	$137	$135

The components of comprehensive income (loss) are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited) (In thousands)
Net income (loss)	$8,369	$(2,138)	$12,239	$(3,100)
Amortization of prior service cost	—	(1)	1	(1)

Comprehensive income (loss)	$8,369	$(2,139)	$12,240	$(3,101)

14. Collaborative and Licensing Agreements

The Company enters into collaborative and licensing agreements with pharmaceutical companies to in-license, develop, manufacture and/or market products that fit within its business strategy or to perform research and development for collaborators utilizing the Company’s drug delivery technology and formulation expertise.

Endo Pharmaceuticals Inc.

In September 1997, the Company entered into a strategic alliance agreement with Endo with respect to the development of Opana ER, an extended release formulation of oxymorphone hydrochloride using the Company’s TIMERx technology. This agreement was amended and restated in April 2002, and the Company further amended it in January 2007, July 2008, March 2009, April 2010 and June 2010.

Under the agreement, the Company agreed to supply bulk TIMERx material to Endo, the selling price of which is contractually determined and may be adjusted annually, and Endo agreed to manufacture and market Opana ER in the United States. The Company also agreed with Endo that any development and commercialization of Opana ER outside the United States would be accomplished through licensing to third parties approved by both Endo and the Company, and that the Company and Endo would divide equally any fees, royalties, payments or other revenue received by the parties in connection with such licensing activities. In June 2009, Endo signed a collaboration agreement with Valeant to develop and commercialize Opana ER in Canada, Australia and New Zealand.

Under the current terms of the Company’s agreement with Endo:

•

Endo has agreed to pay the Company royalties on U.S. sales of Opana ER calculated based on a royalty rate starting at 22% of annual net sales of the product up to $150 million of annual net sales, with the royalty rate then increasing, based on agreed-upon levels of annual net sales achieved, from 25% up to a maximum of 30%. In the June 2010 amendment however, the parties agreed that the royalty rate would be fixed at 22% during the period from April 1, 2010 through December 31, 2012 (“the 2010-2012 Royalty Period”), provided that with respect to the fourth quarter of 2012, the rate would be adjusted to a rate that would result in the aggregate royalties paid to the Company for the 2010-2012 Royalty Period being $7.3 million less than the aggregate royalties that would otherwise have been paid to the Company if the royalty rate had not been fixed at 22%. The parties also agreed in the June 2010 amendment that the royalty rate on net sales of Opana ER would be fixed at 20% during 2013, provided that with respect to the fourth quarter of 2013, the rate would be adjusted to a rate that would result in the aggregate royalties paid to the Company for 2013 being $700,000 less than the aggregate royalties that would have been paid to the Company if the royalties had not been fixed at 20%.

•

No royalty payments were due to the Company for the first $41 million of royalties that would otherwise have been payable to the Company beginning from the time of the product launch in July 2006 (the “Royalty Holiday”). In the third quarter of 2008, the Royalty Holiday ended. The Company recognized royalties from Endo related to sales of Opana ER of $12.3 million and $4.4 million for the three month periods ending June 30, 2010 and 2009, respectively, and $19.5 million and $4.4 million for the six month periods ended June 30, 2010 and 2009, respectively.

•

The Company’s share of the development costs for Opana ER that it opted out of funding in April 2003 totaled $28 million and was recouped by Endo through a temporary 50% reduction in royalties. Commencing in the third quarter of 2008, the Company began to receive reduced royalty payments from Endo, with such temporary reductions to continue until the $28 million was fully recouped. In the three month period ended March 31, 2010, Endo recouped the remaining balance of unfunded development costs of $3.7 million and as a result, the temporary 50% reduction in the royalty rate has ended.

•	Endo will pay the Company a percentage of any sublicense income it receives and milestone payments of up to $90 million based upon the achievement of agreed-upon annual net sales thresholds.

In March 2009, the Company and Endo entered into a Third Amendment to the Amended and Restated Strategic Alliance Agreement with respect to Opana ER, effective January 1, 2009 (the “Third Amendment”). Under the terms of the Third Amendment, Endo agreed to directly reimburse the Company for costs and expenses incurred by the Company in connection with patent applications and patent maintenance related to Opana ER. If any of such costs and expenses are not reimbursed to the Company by Endo, the Company may bill Endo for these costs and expenses through adjustments to the pricing of TIMERx material that the Company supplies to Endo for use in Opana ER. In connection with the Third Amendment, Endo reimbursed the Company for such costs and expenses incurred prior to December 31, 2008, which had been capitalized as patent assets, in the amount of $206,000. Such payment, as well as reimbursement by Endo of an additional $23,000 in patent costs incurred prior to the Third Amendment, was received by the Company in the second quarter of 2009. The Company credited such reimbursements to its patent assets in 2009. Such patent related costs and expenses incurred by the Company subsequent to the Third Amendment have either been reimbursed or are expected to be reimbursed to the Company by Endo, with such reimbursements recorded by the Company as offsets to its costs.

On June 8, 2009, Endo and Valeant signed a license agreement granting Valeant the exclusive right to develop and commercialize Opana ER in Canada, Australia and New Zealand (the “Valeant Agreement”). Under the terms of the Valeant Agreement, Valeant paid Endo an up-front fee of C$2 million, and agreed to make payments totaling up to C$1 million upon the achievement of sales milestones in Canada, and payments totaling up to AUS $1.1 million upon achievement of regulatory and sales milestones in Australia and New Zealand. In addition, Valeant agreed to pay tiered royalties ranging from 10% to 20% of annual net sales of Opana ER in each of the three countries, subject to royalty reductions upon patent expiration or generic entry. The Valeant Agreement also includes rights to Opana ® , the immediate release formulation of oxymorphone developed by Endo for which the Company has no rights to. In connection with the Valeant Agreement, the Company signed a supply agreement with Valeant, agreeing to supply bulk TIMERx material to Valeant for its use in manufacturing Opana ER under the Valeant Agreement, the selling price of which will approximate Penwest’s cost, as defined in the agreement, and may be adjusted annually. The supply agreement is for a ten year term and may be terminated upon the occurrence of certain events including Valeant’s discontinuation of marketing Opana ER in the licensed territories.

In connection with the Valeant Agreement and the Company’s supply agreement with Valeant, on June 8, 2009, the Company and Endo signed a consent agreement, consenting to these arrangements and confirming the share of the payments to be made by Valeant that would be due to the Company. In July 2009, the Company received payment from Endo in the amount of $764,000 for the Company’s share of the up-front payment received by Endo under the Valeant Agreement, which amount the Company recorded as deferred revenue. The Company began to recognize revenue from this up-front payment in the third quarter of 2009, and expects to recognize revenue on the remainder of this payment ratably over the remaining estimated marketing period. The Company and Endo will share equally in the royalties and sales milestones received from Valeant for Opana ER under the terms of the Valeant Agreement. In the first quarter of 2010, Valeant filed a New Drug Submission for marketing approval for Opana ER in Canada.

On April 8, 2010, the Company and Endo entered into a Fourth Amendment to the Amended and Restated Strategic Alliance Agreement (the “Fourth Amendment”). Under the terms of the Fourth Amendment, the Company granted Endo an exclusive license under various patents to make, use and commercialize in the United States additional extended-release products containing oxymorphone HCl. Endo may grant sublicenses under such license with the prior written consent of the Company, which the Company may not unreasonably withhold. Sales of such additional products in the United States will be aggregated with sales of Opana ER in the United States for purposes of determining royalties payable to the Company. The Company is entitled to the same portion of payments obtained by Endo from sublicensees with respect to such additional products in the United States as with respect to Opana ER in the United States.

On June 8, 2010, the Company and Endo entered into a Fifth Amendment to the Amended and Restated Strategic Alliance Agreement (the “Fifth Amendment”). Under the terms of the Fifth Amendment, the Company and Endo amended the royalty rates provided for by the agreement in accordance with the description of the current financial terms described above.

Edison Pharmaceuticals, Inc.

On July 16, 2007, the Company entered into an agreement with Edison (the “Edison Agreement”), under which the Company and Edison agreed to collaborate on the development of Edison’s lead drug candidate, A0001, and up to one additional candidate of Edison’s. Under the terms of the Edison Agreement, the Company has exclusive worldwide rights to develop and commercialize A0001 and an additional compound of Edison’s, which the Company selected in 2009, for all indications, subject to the terms and conditions in the Edison Agreement. The Company is currently developing A0001 for patients with FA and MELAS syndrome. A0001 has been granted orphan drug designation by the FDA for treatment of inherited mitochondrial respiratory chain diseases and received fast track designation by the FDA for the treatment of FA.

As consideration for the rights granted to the Company under the Edison Agreement, the Company paid Edison an up-front cash payment of $1.0 million upon entering into the Edison Agreement and agreed to loan Edison up to an aggregate principal amount of $1.0 million solely to fund Edison’s research and development. The Company is also required to make payments to Edison upon the achievement of specified milestones set forth in the Edison Agreement and to make royalty payments based on net sales of products containing A0001 and any other compound as to which the Company has exercised its option.

On February 5, 2008, the Company loaned Edison $1.0 million pursuant to the loan agreement provisions of the Edison Agreement. The loan bears interest at an annual rate of 8.14%, which rate is fixed for the term of the loan. The loan matures on the earlier of July 16, 2012 and the occurrence of an event of default, as defined in the Edison Agreement. All accrued and unpaid interest is payable on the maturity date; however, interest accruing on any outstanding loan amount after July 16, 2010 is due and payable monthly in arrears. During the first quarter of 2008, the Company recorded an impairment charge of $1.0 million to selling, general and administrative expense as a result of its collectability assessment of the loan to Edison. In addition, as a result of the Company’s continuing collectability assessment, the Company is not recognizing any accrued interest income on the loan to Edison. The amount of such accrued interest income not recognized by the Company approximated $24,000 and $22,000 for the three month periods ended June 30, 2010 and 2009, respectively, and $48,000 and $44,000 for the six month periods ended June 30, 2010 and 2009, respectively. Cumulatively, as of June 30, 2010, such accrued interest not recognized by the Company approximated $215,000.

Under the Edison Agreement, the Company also agreed to pay Edison a total of $5.5 million over an 18-month research period to fund Edison’s discovery and research activities during the period. The funding was made in the form of payments made in advance each quarter. As of June 30, 2010, the Company had paid approximately $5.4 million of such amount, and no further research and development funding is currently owed to Edison in accordance with the May 5, 2009 agreement with Edison, described below. Research and development expense associated with the Edison collaboration, which included expenses relating to the development of A0001 and contract research and milestone payments to Edison were approximately $401,000 and $1.1 million for the three and six month periods ending June 30, 2010 and $1.5 million and $2.5 million, respectively, for the three and six months periods ended June 30, 2009. The Company had the option to extend the term of the research period for up to three consecutive six-month periods, subject to the Company’s funding of Edison’s activities in amounts to be agreed upon, but the Company did not exercise this option.

In 2009, Edison presented the Company with an additional compound of Edison’s and the Company exercised its option to select this compound for all indications, subject to the terms and conditions in the Edison Agreement. Upon the selection of this additional compound, the Company made a milestone payment in the amount of $250,000 to Edison, which it recorded in research and product development expense in the third quarter of 2009.

The license for the compounds under the Edison Agreement ends, on a country-by-country and product-by-product basis, when neither Edison nor the Company has any remaining royalty payment obligations to the other with respect to such compound. Each party’s royalty payment obligation ends upon the later of the expiration of the last-to-expire claim of all licensed patents covering such party’s product or the expiration of the FDA’s designation of such product as an orphan drug. The Edison Agreement may be terminated by the Company with 120 days prior written notice to Edison. The Edison Agreement may also be terminated by either party in the event of the other party’s uncured material breach or bankruptcy.

On May 5, 2009, the Company and Edison entered into an agreement under which Edison agreed that the Company could offset $550,000, and following that, the loan amount of $1.0 million plus accrued interest, against 50% of any future milestone and royalty payments which may be due to Edison under the terms of the Edison Agreement. The loan amount is otherwise due and payable by Edison according to the original loan terms under the loan agreement. In addition, the agreement provides that the Company has no further contractual payment obligations in connection with the research period. Following the milestone payment that the Company made to Edison in 2009 as noted above, $300,000 remains of the $550,000 offset provided for under the May 5, 2009 agreement.

Mylan Pharmaceuticals Inc.

On March 2, 2000, Mylan announced that it had signed a supply and distribution agreement with Pfizer to market generic versions of all three strengths (30 mg, 60 mg, 90 mg) of Pfizer’s generic Procardia XL. In connection with that agreement, Mylan decided not to market Nifedipine XL, a generic version of Procardia XL that the Company had developed in collaboration with Mylan. As a result, Mylan entered into a letter agreement with the Company under which Mylan agreed to pay Penwest a royalty on all future net sales of Pfizer’s generic version of Procardia XL 30 mg. The royalty percentage was comparable to the percentage called for in Penwest’s original agreement with Mylan for Nifedipine XL 30 mg. Mylan has retained the marketing rights to Nifedipine XL 30 mg. Mylan’s sales in the United States of Pfizer’s generic version of Procardia XL 30 mg totaled approximately $3.5 million and $7.1 million for the three and six month periods ended June 30, 2010, respectively. The term of the letter agreement continues until such time as Mylan permanently ceases to market Pfizer’s generic version of Procardia XL 30 mg.

Royalties from Mylan were approximately $418,000 and $426,000 for the three month periods ended June 30, 2010 and 2009, respectively, and $853,000 and $776,000 for the six month periods ended June 30, 2010 and 2009, respectively.

Mylan notified the Company that Mylan did not renew its supply and distribution agreement with Pfizer, and that the agreement expired in March 2010. As a result, the Company does not expect to receive royalties from Mylan on sales of Pfizer’s generic version of Procardia XL 30 mg with respect to any period after the third quarter of 2010.

In October 2009, Mylan resolved a dispute with the Department of Justice (the “DOJ”) regarding Medicaid rebate classifications with respect to some of the products it sold from 2000 to 2004. One of these products was Pfizer’s generic version of Procardia XL. Following its settlement with the DOJ, Mylan delivered a letter to the Company seeking approximately $1.1 million plus interest from the Company. Mylan claims that if it had used the rebate classifications asserted by the DOJ, it would have paid the Company approximately $1.1 million less in royalties during the 2000 to 2004 period than it did pay. The Company has reviewed its agreement with Mylan and notified Mylan that it does not believe it is liable to Mylan for this claim.

Drug Delivery Technology Collaborations

The Company enters into development and licensing agreements with third parties under which the Company develops formulations of third parties’ or generic compounds, utilizing the Company’s TIMERx drug delivery technologies and formulation expertise. In connection with these agreements, the Company may receive nonrefundable up-front payments, which are recorded as deferred revenue upon receipt and are recognized as revenue over the respective contractual performance periods. Under these agreements, the Company may also be reimbursed for development costs incurred up to amounts specified in each agreement. Additionally, under these agreements, the Company may receive milestone payments upon the achievement of specified events. Finally, these agreements may provide for the Company to receive payments from the sale of bulk TIMERx material and royalties on product sales upon commercialization of the product. As of August 6, 2010, the Company has multiple drug delivery technology collaborations, including with Otsuka and a multi-drug agreement for generic products with Alvogen discussed below.

In April 2010, the Company signed a drug development and commercialization agreement with Alvogen under which the Company and Alvogen have agreed to identify and select up to five compounds for generic development. Under this agreement, the Company agreed to formulate the agreed-upon compounds for which it will receive up-front as well as periodic payments, and may also receive milestone and royalty payments relating to the development of each compound. Alvogen is responsible for manufacturing, clinical trials and regulatory filings for each of the formulations, as well as for commercialization of the products worldwide.

15. Contingencies

On November 12, 2008, the Company entered into executive retention agreements with each of its executive officers. These retention agreements replaced prior retention agreements with each of its executive officers that had been scheduled to expire on December 31, 2008. On March 10, 2010, the Company entered into amendments to these agreements. The retention agreements provide that if, within 18 months following a change in control of the Company, the executive’s employment is terminated by the Company other than for cause, death, or disability, or by the executive for good reason, as such terms are defined in the agreement, the executives are entitled to payments for severance and other benefits, including medical insurance, and the automatic vesting of all unvested stock options.

The election of three new Class I directors at the 2010 annual meeting of shareholders resulted in a change in control of the Company under the retention agreements as of June 30, 2010, the date that the election results of the annual meeting were certified. As a result, under the executive retention agreements if, within 18 months of the June 30, 2010 change in control, an executive officer is terminated by the Company other than for cause, death, or disability, or by the executive for good reason, the Company would be obligated to pay the benefits provided for under these retention agreements which, as of June 30, 2010, the Company estimates would total approximately $3.4 million under all executive retention agreements.

Substantial patent litigation exists in the pharmaceutical industry. Patent litigation generally involves complex legal and factual questions, and the outcome frequently is difficult to predict. An unfavorable outcome in any patent litigation involving the Company could cause the Company to be liable for substantial damages, alter its products or processes, obtain additional licenses and/or cease certain activities. Even if the outcome is favorable to the Company, the Company could incur substantial costs in litigating such matters.

Impax ANDA Litigation

On December 14, 2007, the Company received a notice from IMPAX Laboratories, Inc. (“IMPAX”), advising the Company of the FDA’s apparent acceptance for substantive review, as of November 23, 2007, of IMPAX’s amended ANDA for a generic version of Opana ® ER. IMPAX stated in its letter that the FDA requested IMPAX to provide notification to the Company and Endo of any Paragraph IV certifications submitted with its ANDA, as required under section 355(j) of the Federal Food, Drug and Cosmetics Act, or the FDC Act. Accordingly, IMPAX’s letter included notification that it had filed Paragraph IV certifications with respect to the Company’s U.S. Patent Nos. 7,276,250, 5,958,456 and 5,662,933, which cover the formulation of Opana ® ER. These patents are listed in the FDA’s Orange Book and expire in 2023, 2013 and 2013, respectively. Endo’s Opana ® ER product had new dosage form exclusivity that prevented final approval of any ANDA by the FDA until the exclusivity expired on June 22, 2009. In addition, because IMPAX’s application referred to patents owned by the Company and contained a Paragraph IV certification under section 355(j) of the FDC Act, the Company believes that IMPAX’s notice triggered the 45-day period under the FDC Act in which the Company and Endo could file a patent infringement action and trigger the automatic 30-month stay of approval. Subsequently, on January 25, 2008, the Company and Endo filed a lawsuit against IMPAX in the United States District Court for the District of Delaware in connection with IMPAX’s ANDA. The lawsuit alleges infringement of certain Orange Book-listed U.S. patents that cover the Opana ® ER formulation. In response, IMPAX filed an answer and counterclaims, asserting claims for declaratory judgment that the patents listed in the Orange Book are invalid, not infringed and/or unenforceable.

On June 16, 2008, the Company and Endo received a notice from IMPAX that it had filed an amendment to its ANDA containing Paragraph IV certifications for the 7.5 mg, 15 mg and 30 mg strengths of Opana ® ER. The notice covers the Company’s U.S. Patent Nos. 7,276,250, 5,958,456 and 5,662,933. Subsequently, on July 25, 2008, the Company and Endo filed a lawsuit against IMPAX in the United States District Court for the District of Delaware in connection with IMPAX’s amended ANDA. The lawsuit alleges infringement of certain Orange Book-listed U.S. patents that cover the Opana ® ER formulation. In response, IMPAX filed an answer and counterclaims, asserting claims for declaratory judgment that the patents listed in the Orange Book are invalid, not infringed and/or unenforceable. All three of these suits against IMPAX were transferred to the United States District Court for the District of New Jersey.

On June 8, 2010, the Company and Endo settled the IMPAX litigation. Both sides dismissed their respective claims and counterclaims with prejudice. Under the terms of the settlement, IMPAX agreed not to challenge the validity or enforceability of Penwest’s patents relating to Opana ® ER with respect to IMPAX’s generic version of Opana ER and not to sell a generic version of Opana ER until January 1, 2013 or earlier under specified circumstances (such date being the “Commencement Date”). The Company and Endo agreed to grant IMPAX a license under the Opana Patents permitting the sale of generic Opana ® ER upon the Commencement Date. The license granted to IMPAX is non-exclusive except with respect to the 180 day period following the Commencement Date for those dosage strengths for which IMPAX is entitled to first-to-file exclusivity, during which period the license is exclusive as to all but the Opana ER branded product and licenses previously granted by the Company and Endo to ANDA holders.

The settlement is subject to the review of the U.S. Federal Trade Commission and Department of Justice.

Actavis ANDA Litigation

In February 2008, the Company received a notice from Actavis South Atlantic LLC (“Actavis”) advising the Company of the filing by Actavis of an ANDA containing a Paragraph IV certification under 21 U.S.C. Section 355(j) for a generic version of Opana ® ER. The Actavis Paragraph IV certification notice refers to the Company’s U.S. Patent Nos. 5,128,143, 5,662,933, 5,958,456 and 7,276,250, which cover the formulation of Opana ® ER. These patents are listed in the FDA’s Orange Book and expire or expired in 2008, 2013, 2013 and 2023, respectively. In addition to these patents, Opana ® ER has a new dosage form (referred to as NDA) exclusivity that prevents final approval of any ANDA by the FDA until the exclusivity expires on June 22, 2009. Subsequently, on March 28, 2008, the Company and Endo filed a lawsuit against Actavis in the U.S. District Court for the District of New Jersey in connection with Actavis’s ANDA. The lawsuit alleges infringement of an Orange Book-listed U.S. patent that covers the Opana ® ER formulation. On May 5, 2008, Actavis filed an answer and counterclaims, asserting claims for declaratory judgment that the patents listed in the Orange Book are invalid, not infringed and/or unenforceable, as well as a claim of unfair competition against the Company and Endo.

On or around June 2, 2008, the Company received a notice from Actavis that it had filed an amendment to its ANDA containing Paragraph IV certifications for the 7.5 mg and 15 mg dosage strengths of Opana ® ER. On or around July 2, 2008, the Company received a notice from Actavis that it had filed an amendment to its ANDA containing Paragraph IV certifications for the 30 mg dosage strength. Both notices cover the Company’s U.S. Patent Nos. 5,128,143, 7,276,250, 5,958,456 and 5,662,933. On July 11, 2008, the Company and Endo, filed suit against Actavis in the United States District Court for the District of New Jersey. The lawsuit alleges infringement of an Orange Book-listed U.S. patent that covers the Opana ® ER formulation. On August 14, 2008, Actavis filed an answer and counterclaims, asserting claims for declaratory judgment that the patents listed in the Orange Book are invalid, not infringed and/or unenforceable, as well as a claim of unfair competition against the Company and Endo.

On February 20, 2009, the Company and Endo settled all of the Actavis litigation. Both sides dismissed their respective claims and counterclaim with prejudice. Under the terms of the settlement, Actavis agreed not to challenge the validity or enforceability of the Company’s patents relating to Opana ® ER. The Company and Endo agreed to grant Actavis a license permitting the production and sale of generic Opana ® ER 7.5 and 15 mg tablets by the earlier of July 15, 2011, the last day Actavis would forfeit its 180-day exclusivity, and the date on which any third party commences commercial sales of Opana ® ER, but not before November 28, 2010. The Company and Endo also granted Actavis a license to produce and market other strengths of Opana ® ER generic on the earlier of July 15, 2011 and the date on which any third party commences commercial sales of a generic form of the drug.

The settlement is subject to the review of the U.S. Federal Trade Commission and Department of Justice.

Sandoz ANDA Litigation

On July 14, 2008, the Company received a notice from Sandoz, Inc. (“Sandoz”) advising the Company of the filing by Sandoz of an ANDA containing a Paragraph IV certification under 21 U.S.C. Section 355(j) with respect to Opana ® ER in 5 mg, 10 mg, 20 mg and 40 mg dosage strengths. The Sandoz Paragraph IV certification notice refers to the Company’s U.S. Patent Nos. 5,662,933, 5,958,456 and 7,276,250, which cover the formulation of Opana ® ER. These patents are listed in the FDA’s Orange Book and expire in 2013, 2013 and 2023, respectively. In addition to these patents, Opana ® ER has a new dosage form (NDA) exclusivity that prevents final approval of any ANDA by the FDA until the exclusivity expires on June 22, 2009. Subsequently, on August 22, 2008, the Company and Endo filed a lawsuit against Sandoz in the United States District Court for the District of Delaware in connection with Sandoz’s ANDA. The lawsuit alleges infringement of an Orange Book-listed U.S. patent that covers the Opana ® ER formulation. In response, Sandoz filed an answer and counterclaims, asserting claims for declaratory judgment that the patents listed in the Orange Book are invalid, not infringed and/or unenforceable.

On November 20, 2008, the Company received a notice from Sandoz that it had filed an amendment to its ANDA containing Paragraph IV certifications for the 7.5 mg, 15 mg and 30 mg dosage strengths of Opana ® ER. The notice covers the Company’s U.S. Patent Nos. 5,128,143, 7,276,250, 5,958,456 and 5,662,933. On December 30, 2008, the Company and Endo, filed suit against Sandoz in the United States District Court for the District of New Jersey. The lawsuit alleges infringement of an Orange Book-listed U.S. patent that covers the Opana ® ER formulation. In response, Sandoz filed an answer and counterclaims, asserting claims for declaratory judgment that the patents listed in the Orange Book are invalid, not infringed and/or unenforceable. Both of these pending suits against Sandoz were transferred to the United States District Court for the District of New Jersey.

On June 8, 2010, the Company and Endo settled the Sandoz litigation. Both sides dismissed their respective claims and counterclaims with prejudice. Under the terms of the settlement, Sandoz agreed not to challenge the validity or enforceability of Penwest’s patents relating to Opana ® ER. The Company and Endo agreed to grant Sandoz a license permitting the production and sale of all strengths of Opana ® ER commencing on September 15, 2012, or earlier under certain circumstances.

The settlement is subject to the review of the U.S. Federal Trade Commission and Department of Justice.

Barr ANDA Litigation

On September 12, 2008, the Company received a notice from Barr Laboratories, Inc. (“Barr”) advising the Company of the filing by Barr of an ANDA containing a Paragraph IV certification under 21 U.S.C. Section 355(j)

with respect to Opana ® ER in a 40 mg dosage strength. On September 15, 2008, the Company received a notice from Barr that it had filed an ANDA containing a Paragraph IV certification under 21 U.S.C. Section 355(j) with respect to Opana ® ER in 5 mg, 10 mg, and 20 mg dosage strengths. Both notices refer to the Company’s U.S. Patent Nos. 5,662,933, 5,958,456 and 7,276,250, which cover the formulation of Opana ® ER. These patents are listed in the FDA’s Orange Book and expire in 2013, 2013 and 2023, respectively. In addition to these patents, Opana ® ER had a new dosage form exclusivity that prevented final approval of any ANDA by the FDA until the exclusivity expired on June 22, 2009. Subsequently, on October 20, 2008, the Company and Endo filed a lawsuit against Barr in the United States District Court for the District of Delaware in connection with Barr’s ANDA. The lawsuit alleges infringement of certain Orange Book-listed U.S. patents that cover the Opana ® ER formulation. In response, Barr filed an answer and counterclaims, asserting claims for declaratory judgment that the patents listed in the Orange Book are invalid, not infringed and/or unenforceable. This suit was transferred to the United States District Court for the District of New Jersey. On June 2, 2009, the Company received a notice from Barr that it had filed an ANDA containing a Paragraph IV certification under 21 U.S.C. Section 355(j) with respect to Opana ® ER in 7.5 mg, 15 mg, and 30 mg dosage strengths. This notice also refers to the Company’s U.S. Patent Nos. 5,662,933, 5,958,456 and 7,276,250, which cover the formulation of Opana ® ER. On July 2, 2009, the Company and Endo filed a lawsuit against Barr in the United States District Court for the District of New Jersey in connection with Barr’s ANDA.

On April 12, 2010, the Company and Endo settled the litigation with Barr. Under the terms of the settlement, Barr agreed not to challenge the validity or enforceability of the Company’s patents relating to the production and sale of generic formulations of Opana® ER and the Company and Endo agreed to grant Barr a license under the Orange-Book listed patents to sell a generic of Opana ® ER on or after September 15, 2012, or earlier under certain circumstances.

The settlement is subject to the review of the U.S. Federal Trade Commission and Department of Justice.

Roxane ANDA Litigation

On December 29, 2009, the Company received a notice from Roxane Laboratories (“Roxane”) advising the Company of the filing by Roxane of an ANDA containing a Paragraph IV certification under 21 U.S.C. section 355(j) with respect to Opana ® ER in a 40 mg dosage strength. The notice refers to the Company’s U.S. Patent Nos. 5,662,933, 5,958,456 and 7,276,250, which cover the formulation of Opana ® ER. These patents are listed in the FDA’s Orange Book and expire in 2013, 2013, and 2023, respectively. Subsequently, on January 29, 2010, the Company and Endo filed a lawsuit against Roxane in the United States District Court for the District of New Jersey in connection with Roxane’s ANDA. The lawsuit alleges infringement of an Orange Book-listed U.S. patent that covers the Opana ® ER formulation.

On or about March 18, 2010, the Company received a notice from Roxane that it had filed an amendment to its ANDA containing Paragraph IV certifications for the 5, 7.5, 10, 15, 20 and 30 mg dosage strengths of Opana ® ER. Subsequently, on April 16, 2010, the Company and Endo filed a lawsuit against Roxane in the United States District Court of the District of New Jersey in connection with Roxane’s amended ANDA. The lawsuit alleges infringement of an Orange Book-listed U.S. patent that covers the Opana ® ER formulation.

Watson ANDA Litigation

On January 20, 2010, the Company received a notice from Watson Laboratories, Inc. (“Watson”) advising the Company of the filing by Watson of an ANDA containing a Paragraph IV certification under 21 U.S.C. section 355(j) with respect to Opana ® ER in a 40 mg dosage strength. The notice refers to the Company’s U.S. Patent Nos. 5,662,933, 5,958,456 and 7,276,250, which cover the formulation of Opana ® ER. These patents are listed in the FDA’s Orange Book and expire in 2013, 2013, and 2023, respectively. Subsequently, on March 4, 2010, the Company and Endo filed a lawsuit against Watson in the United States District Court for the District of New Jersey, in connection with Watson’s ANDA. The lawsuit alleges infringement of certain Orange Book-listed U.S. patents that cover the Opana ® ER formulation. On March 19, 2010, the Company received a notice from Watson advising of the filing by Watson of an ANDA containing a Paragraph IV certification under 21 U.S.C. section 355 (j) with respect to Opana ER in 5, 7.5, 10, 15, 20 and 30 mg dosage strengths. Subsequently, on April 23, 2010, the Company and Endo filed a lawsuit against Watson in the United States District Court of the District of New Jersey in connection with Watson’s ANDA. The lawsuit alleges infringement of certain Orange Book-listed U.S. patents that cover the Opana ER formulation.

The Company and Endo intend to pursue all available legal and regulatory avenues in defense of Opana® ER, including enforcement of each Company’s intellectual property rights and approved labeling. The Company cannot, however, predict or determine the timing or outcome of any of these litigations but will explore all options as appropriate in the best interests of the Company.

Tang/Edelman Shareholder Claim

In March and April 2009, Tang Capital Partners, LP (“Tang Capital”) and Perceptive Life Sciences Master Fund Ltd. (“Perceptive”), the Company’s two largest shareholders, brought a total of three lawsuits against the Company; two in Thurston County, Washington, and one in King County, Washington. Following the 2009 dismissal of the two Thurston County actions and the May 2010 dismissal of the complaint in King County, as discussed below, none of these lawsuits remains pending. The lawsuits were brought in connection with a proxy contest initiated by Tang Capital and Perceptive.

On March 12, 2009, Tang Capital and Perceptive brought suit against the Company in the Superior Court of the State of Washington, Thurston County, ( Tang Capital Partners, et al. v. Penwest Pharmaceuticals Co. , No. 09-2-00617-0), seeking declaratory and injunctive relief to uphold their claims that their notice of nomination of directors had satisfied the requirements set forth in the Company’s bylaws and requesting that the court issue an order preventing the Company from seeking to disallow or otherwise prevent or not recognize their nominations, or the casting of votes in favor of their designees, on the basis that they had not complied with the provisions of the Company’s bylaws or applicable state law. On March 13, 2009, Tang Capital and Perceptive moved for a preliminary injunction to enjoin the Company from mailing any ballots to shareholders that contained provisions to vote for director nominees and enjoining any shareholder vote on individuals nominated for the board of directors unless the three designees of Tang Capital and Perceptive were permitted to be nominated and votes were permitted to be cast in their favor, or a court resolved the merits of their declaratory judgment action described above. On March 20, 2009, the Company confirmed in writing that Tang Capital and Perceptive’s nomination notice had been timely received and that, assuming the accuracy and completeness of the information contained in their notice, their notice in all other respects met the requirements of the Company’s bylaws in regard to notices of intention to nominate. On March 23, 2009, Tang Capital and Perceptive withdrew their motion for injunctive relief, and on April 10, 2009, Tang Capital and Perceptive voluntarily dismissed the suit.

On April 20, 2009, Tang Capital and Perceptive brought suit against the Company in the Superior Court of the State of Washington, King County, (Tang Capital Partners, et al. v. Penwest Pharmaceuticals Co.) , No. 09-2-16472-0), seeking to enforce their alleged rights under the Washington Business Corporation Act to inspect certain Company documents (“the King County Action”). The Company’s position is that certain of the requested documents are outside the scope of documents for which the Washington Business Corporation Act permits a statutory inspection right and that certain of the conditions to qualify for statutory inspection rights have not been satisfied.

On April 28, 2009, Tang Capital and Perceptive brought suit against the Company in the Superior Court of the State of Washington, Thurston County, (Tang Capital Partners, et al. v. Penwest Pharmaceuticals Co.) , seeking either for the court to set the number of directors to be elected at the 2009 annual meeting of shareholders at three rather than two, or for the court to require the Company to waive the advance notice provisions of its bylaws to permit Tang Capital and Perceptive to include a proposal in which the required percentage for board approval of certain matters would be 81% or more, rather than 75% or more. On May 13, 2009, Tang Capital and Perceptive dismissed this Thurston County action, reasserting the same claims via an amended complaint in the King County Action. Tang Capital and Perceptive sought preliminary injunctive relief on their claims prior to the 2009 annual meeting of shareholders and the motion was denied by the court on May 22, 2009. The proposed bylaw amendment was not approved by the Company’s shareholders at the Company’s 2009 annual meeting of shareholders. By stipulation of the parties, the suit was dismissed without prejudice on May 13, 2010.

The Company is also a party from time to time to certain other types of claims and proceedings in the ordinary course of business. The Company does not believe any of these matters will result, individually or in the aggregate, in a material adverse effect upon its financial condition or future results of operations.

16. Subsequent Events

In July 2010, the Company determined that it would reduce its staff from 38 to 27 in the third quarter of 2010, as part of its continuing efforts to aggressively manage its overhead cost structure. In connection with these actions, the Company anticipates recording a restructuring charge in the third quarter of 2010 of approximately $250,000, which amount is net of a non-cash credit of approximately $10,000, associated with the expected forfeiture of certain stock options held by affected employees. This charge relates primarily to arrangements for severance pay and the continuation of certain benefits, including medical insurance, over the respective periods, and will be recorded primarily to research and product development expense.